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                                                                     Exhibit 2.5

                               AGREEMENT OF MERGER


       THIS AGREEMENT OF MERGER (the "Agreement") dated as of February 26, 1999 is made and entered into between CAMINUS LLC, a Delaware limited liability company ("Caminus"), and ZAI*NET Software, L.P., a Delaware limited partnership ("ZN LP"), with reference to the following:

       A. Pursuant to a Conversion Agreement and Amendment of Purchase Agreement between the parties dated as of December 31, 1998 (the "Conversion Agreement"), Caminus is the owner of 100% of the general partnership interests and 100% of the limited partnership interests in ZN LP; and

       B. Caminus, as the sole remaining general partner and holder of all of the partnership interests in ZN LP, has approved the merger of ZN LP with and into Caminus, with Caminus as the surviving business entity.

       NOW, THEREFORE, the parties agree as follows:

       1. Merger. ZN LP shall be merged with and into Caminus (the "Merger"), and Caminus shall be the surviving business entity (hereinafter sometimes referred to as the "Surviving Company"). Appropriate documents necessary to effectuate the Merger shall be filed with the Secretary of State of the State of Delaware as soon as practicable. The date of filing with the Secretary of State of the State of Delaware shall be the "Effective Date" of the Merger.

       2. Succession. The separate existence of ZN LP shall cease and ZN LP shall be merged with and into Caminus as of the Effective Date. The Surviving Company shall thereupon have all of the rights, privileges, immunities and powers and shall be subject to all of the duties and liabilities granted or imposed by the Delaware Revised Uniform Limited Partnership Act, including, without limitation, Section 17-211(h) thereof.

       3. Effect on Outstanding Interests. On the Effective Date, by virtue of the Merger, all outstanding partnership interests in ZN LP shall be automatically cancelled, without consideration.

       4. Further Assurances. From time to time, as and when required by the Surviving Company or by its successors or assigns, there shall be executed and delivered on behalf of ZN LP such deeds and other instruments, and there shall be taken or caused to be taken by it all such further and other action, as shall be appropriate, advisable or necessary in order to vest, perfect or confirm, of record or otherwise, in the Surviving Company the title to and possession of all property, interests, assets, rights, privileges, immunities, powers, franchises and authority of ZN LP, and otherwise to carry out the purposes of this Agreement, and the officers and managers of the Surviving Company are fully authorized in the name and on behalf of ZN LP or otherwise, to take any and all such action and to execute and deliver any and all such deeds and other instruments.


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       5. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

       6. Counterparts. This Agreement may be executed in one or more counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute one agreement.

       IN WITNESS WHEREOF, the parties have executed this Agreement as of the first date written above.


                                       CAMINUS LLC,
                                       a Delaware limited liability company



                                       By:   /s/ Lawrence Gilson
                                             ------------------------------

                                       Its:  Chair
                                             ------------------------------



                                       ZAI*NET SOFTWARE, L.P.

                                       By:   CAMINUS LLC,
                                             its General Partner



                                       By:   /s/ Lawrence Gilson
                                             ------------------------------

                                       Its:  Chair
                                             ------------------------------



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